Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

MEDICAL INDUSTRIES OF THE AMERICAS INC.

SERIES A PREFERRED STOCK

On behalf of Medical Industries of the Americas Inc., a Delaware corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there is hereby created, out of the twenty five million (25,000,000) shares of preferred stock, par value $0.001 per share, of the Company authorized by the Certificate of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of five million (5,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation. This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be five million (5,000,000) shares, with a stated value of $10.00 per share (the “Stated Value”).

2. Dividends in Cash or in Kind. Each share of Series A Preferred Stock shall be entitled to receive, and the Company shall pay, dividends at a rate of fifteen percent (15%) of the Conversion Price (as such term is defined in the 20% OID Senior Secured Convertible Note of the Company pursuant to the Securities Purchase Agreement dated August 31, 2023) thereof per annum, payable quarterly, beginning on the date each such share was issued and ending on the date that such share of Preferred Share has been converted to Common Stock, provided that all dividends payable hereunder shall accrue until the Company’s initial public offering. Provided that the Company has completed its initial public offering, at the sole option of the Company, dividend payments may be made in cash or by issuance of additional shares of Series Preferred Stock valued based on the closing price of the Company’s common stock on the trading day immediately preceding the payment date. For each share of Preferred Stock, quarterly dividends thereon shall be due and payable on the 120th day after its initial issuance, and on or before each 120th day thereafter.

3. Liquidation Preference.

a. In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Preferred Stock shall be shall be entitled to receive out of the assets, whether capital or surplus, of the Company, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Preferred Stock before any distribution or payment shall be made to the holders of the Common Stock and the holders of any other class of Preferred Stock. If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

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b. A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidation or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

4. Conversion of Series A Preferred Stock. All shares of Series A Preferred Stock shall be convertible to Common Stock as follows:

a. Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time, at the option of the Holder thereof, into one share of Common Stock of the Company (the “Common Stock”), subject to the limitations set forth in Section 4(f). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is delivered. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Intentionally deleted.

c. Intentionally deleted.

d. No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(d) based on the number of shares of Series A Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Company upon conversion of Series A Preferred Stock by such Holder.

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e. Reservation of Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

f. Limitation on Beneficial Ownership. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series A Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that upon the Holder providing the Company with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 4(f) with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred Stock, this Section 4(f) will be of no force or effect with regard to all or a portion of the Series A Preferred Stock referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation described below. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series A Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”). By written notice to the Company, a holder of Series A Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its stock transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series A Preferred Stock, the Company shall within three (3) business days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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g. Expenses of Conversion. All incidental expenses related to the conversion of Series A Preferred Stock to Common Stock, including transfer agent fees and the cost of any required legal opinions, shall be borne by the Company.

5. Voting. The holders of Series A Preferred Stock shall have the right to vote as-if-converted to Common Stock all matters submitted to a vote of holders of the Company’s Common Stock, including the election of directors, and all other matters as required by law, subject to the limits on beneficial ownership contained in Section 4(f), above. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of Common Stock of the Company as a single class on all actions to be taken by the Common Stock holders of the Company except to the extent that voting as a separate class or series is required by law. As long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation senior to, or pari passu with, the Series A Preferred Stock or, (3) authorize or create any class of stock ranking as to dividends senior to, or pari passu with, the Series A Preferred Stock.

6. Leak-Out. The sale of shares of Common Stock received upon conversion of Series A Preferred Stock by all holders or former holders of Series A Preferred Stock shall be limited, for any trading day, to an aggregate of fifteen percent 15% of the daily trading volume for the Company’s common stock on such trading day (the “Daily Limit”). Each holder and former holder of Series A Preferred Stock shall, in accordance with this provision, be entitled to sell up to their pro rata share of the Daily Limit on any trading day. The available pro rata share of the Daily Limit for each such holder and former holder shall be calculated by dividing the number of shares of Series A Preferred Stock originally issued to such holder by the total number of shares of Series A Preferred Stock originally issued to all holders.

7. Amendment. Any amendment to this Certificate of Designation shall not be adopted by the Company without the affirmative written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then issued and outstanding.

8. Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of the holders of the outstanding shares of Series A Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Company and negotiated separately by each holder, and is intended for the Company to treat all holders of the Series A Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series A Preferred Stock or otherwise.

9. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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IN WITNESS WHEREOF the undersigned has signed this Designation this ___ day of ____, 2023.

MEDICAL INDUSTRIES OF THE AMERICAS INC.

By:
Name:	David Silver
Title:	CEO

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Medical Industries of the Americas Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be reasonably required by the Company or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ___________________________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: ______________________________________________

Number of shares of Preferred Stock to be Converted: ______________________________________________________

Stated Value of shares of Preferred Stock to be Converted: ___________________________________________________

Number of shares of Common Stock to be Issued: _________________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ______________________________________________

Address for Delivery: ________________________

or
DWAC / DRS Instructions:
Broker no: _________

Account no: ____________

Name of Entity Holder______________ (Please Print)

By:
Name:
Title:

Name of Individual Holder______________ (Please Print)
______________________ (Signature of Individual Holder)